AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 14, 2010
REGISTRATION STATEMENT NO. 033-61704
REGISTRATION STATEMENT NO. 033-61708
REGISTRATION STATEMENT NO. 033-63046
REGISTRATION STATEMENT NO. 333-24991
REGISTRATION STATEMENT NO. 333-26319
REGISTRATION STATEMENT NO. 333-60011
REGISTRATION STATEMENT NO. 333-105854

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 033-61704
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 033-61708
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 033-63046
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-24991
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-26319
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-60011
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-105854

ON
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Protein Polymer Technologies, Inc.
 (Exact name of issuer as specified in its charter)

Delaware	33-0311631
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

11494 Sorrento Valley Road, San Diego, California 92121
 (Address of Principal Executive Offices)     (Zip Code)

2002 STOCK OPTION PLAN, AS AMENDED
1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN, AS AMENDED
INDIVIDUAL NON-STATUTORY STOCK OPTION AGREEMENTS
PROTEIN POLYMER TECHNOLOGIES, INC. 1992 STOCK OPTION PLAN
OPTIONS SUBJECT TO INDIVIDUAL OPTION AGREEMENTS
PROTEIN POLYMER TECHNOLOGIES, INC. 1989 STOCK OPTION PLAN
 (Full title of the plans)

James B. McCarthy
Interim Chief Executive Officer
Protein Polymer Technologies, Inc.
11494 Sorrento Valley Road
San Diego, California 92121
 (Name and address of agent for service)

(858) 558-6064
 (Telephone number, including area code, of agent for service)

Copies to:
Donald R. Reynolds, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
(919) 781-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” (as defined in Rule 12b-2 of the Act).

Large accelerated filer ☐

Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)

Smaller reporting company ☒

EXPLANATORY NOTE:   DEREGISTRATION OF SECURITIES

This Post-Effective Amendment on Form S-1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Protein Polymer Technologies, Inc. (the “Company”).

(1)
Registration Statement on Form S-8 (Registration No. 333-105854), which was filed with the SEC on June 5, 2003, pursuant to which the Company registered an aggregate of 10,620,000 shares of its common stock, par value $0.01 per share, which includes: (A) 9,000,000 shares issuable upon exercise of outstanding options granted under the 2002 Stock Option Plan, as amended; (B) 1,500,000 shares issuable upon exercise of outstanding options granted under the 1996 Non-Employee Directors Stock Option Plan, as amended (which originally authorized the issuance of 250,000 shares of common stock that were registered pursuant to the Company’s Registration Statement on Form S-8 filed with the SEC on April 11, 1997 (File No. 333-24991)); (C) 120,000 shares issuable upon exercise of outstanding options granted under individual non-statutory stock option agreements; and (D) any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Registration Statement on Form S-8 (Registration No. 333-60011), which was filed with the SEC on July 28, 1998, pursuant to which the Company registered (A) an aggregate of 500,000 shares of its common stock, par value $0.01 per share, which are issuable upon exercise of the options to be granted under the Company's 1992 Stock Option Plan (excluding all shares previously registered under the 1992 Stock Option Plan pursuant to the Company’s Registration Statement on Form S-8 (Registration No. 33-63046)); (B) an aggregate of 500,000 options to purchase shares of common stock; and (C) an indeterminate number of additional shares which may become subject to options as a result of the adjustment provisions of the Plan.

(3)
Registration Statement on Form S-8 (Registration No. 333-26319), which was filed with the SEC on May 1, 1997, pursuant to which the Company registered (A) an aggregate of 500,000 shares of its common stock, par value $0.01 per share, which are issuable upon exercise of the options to be granted under the Company's Employee Stock Purchase Plan; (B) an aggregate of 500,000 options to purchase shares of common stock; and (C) an indeterminate number of additional shares which may become subject to options as a result of the adjustment provisions of the Plan.

(4)
Registration Statement on Form S-8 (Registration No. 333-24991), which was filed with the SEC on April 11, 1997, pursuant to which the Company registered (A) an aggregate of 250,000 shares of its common stock, par value $0.01 per share, issuable upon exercise of the options to be granted under the Company's 1996 Non-Employee Directors Stock Option Plan; (B) an aggregate of 250,000 options to purchase shares of common stock; and (C) an indeterminate number of additional shares which may become subject to Options as a result of the adjustment provisions of the Plan.

(5)
Registration Statement on Form S-8 (Registration No. 33-63046), which was filed on May 20, 1993, pursuant to which the Company registered (A) an aggregate of 1,000,000 shares of its common stock, par value $0.01 per share, issuable upon exercise of the options to be granted under the Company’s 1992 Stock Option Plan; (B) an aggregate of 1,000,000 options to purchase shares of common stock; and (C) an indeterminate number of additional shares which may become subject to options as a result of the adjustment provisions of the Plan.

(6)
Registration Statement on Form S-8 (Registration No. 33-61708), which was filed on April 27, 1993, pursuant to which the Company registered (A) an aggregate of 572,500 shares of its common stock, par value $0.01 per share, issuable upon exercise of the options to be granted under the Stock Option Agreements; and (B) an indeterminate number of additional shares which may become subject to options as a result of the adjustment provisions of the Agreements.

(7)
Registration Statement on Form S-8 (Registration No. 33-61704), which was filed on April 27, 1993, pursuant to which the Company registered (A) an aggregate of 492,000 shares of its common stock, par value $0.01 per share, issuable upon exercise of the options to be granted under the Company’s 1989 Stock Option Plan; and (B) an indeterminate number of additional shares which may become subject to options as a result of the adjustment provisions of the Plan.

Because the Company is no longer offering securities under these Registration Statements, it is filing this Post-Effective Amendment on Form S-8 to terminate the Registration Statements and to deregister, as of the date hereof, all of the securities that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 13th day of April 2010.

PROTEIN POLYMER TECHNOLOGIES, INC.

By:	/s/ James B. McCarthy
James B. McCarthy,
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James B. McCarthy	Interim Chief Executive Officer (principal executive, financial and accounting officer) and Sole Director	April 13, 2010
James B. McCarthy